Exhibit 1.1

CDM RESOURCE PARTNERS, L.P.

7,000,000 Common Units
Representing Limited Partner Interests

UNDERWRITING AGREEMENT

[          ], 2007
Lehman Brothers Inc.

Merrill Lync	h, Pierce, Fenner & Smith Incorporated

As Representatives of the several
Underwriters named in Schedule I attached hereto

c/o Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019

Ladies and Gentlemen:

CDM Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), proposes to sell to the several underwriters named in Schedule I hereto (the “Underwriters”) 7,000,000 common units (the “Common Units”) representing limited partner interests in the Partnership (the “Firm Units”). In addition, the Partnership proposes to grant to the Underwriters an option to purchase up to 1,050,000 additional Common Units (the “Option Units”), on the terms and for the purposes set forth in Section 2 hereto. The Firm Units and, if purchased, the Option Units, are hereinafter referred to collectively as the “Units.”

This is to confirm the agreement among the Partnership, CDM RP GP, L.P. (the “General Partner”), a Delaware limited partnership and the general partner of the Partnership, CDM GP, LLC (“GP LLC”), a Delaware limited liability company and the general partner of the General Partner, CDMR Holdings, LLC (“Holdings”), a Delaware limited liability company and the sole member of GP LLC, and the Underwriters concerning the purchase of the Units from the Partnership by the Underwriters.

It is understood and agreed to by all parties hereto that:

A. the Partnership was formed to acquire and own (i) a 52.999% limited partner interest in CDM Resource Management, Ltd. (“CDM”), a Texas limited partnership that provides natural gas contract compression services as described in the Prospectus (as defined below) and (ii) 100% of the limited liability company interests in CDM OLP GP, LLC (“OLP GP”), a Delaware limited liability company, formed to acquire and own a 0.001% general partner interest in CDM.

B. As of the date hereof:

(i) C/R Holdings II, L.P., a Delaware limited partnership, C/R CDM Investment Partnership III, L.P., a Delaware limited partnership, C/R CDM GP II, LP, a Delaware limited partnership, CDM Compression, LLC, a Delaware limited liability company, and CDM Investments, Ltd., a Delaware limited partnership, own CDM as set forth in the Contribution Agreement (as defined below);

(ii) CDM owns 100% of the limited liability company interests in CDM MAX, LLC (“CDM MAX”), a Delaware limited liability company;

(iii) CDM Compression, LLC owns 100% of the limited liability company interests in each of Holdings and OLP GP;

(iv) Holdings owns 100% of the limited liability company interests in GP LLC;

(v) GP LLC owns a 0.001% general partner interest, and Holdings owns a 99.999% limited partner interest, in the General Partner; and

(vi) the General Partner owns a 2.0% general partner interest, and Holdings owns a 98.0% limited partner interest, in the Partnership.

It is further understood and agreed by all parties hereto that on or prior to the date hereof, CDM will borrow $27.3 million under its credit facility, which it will use to exercise purchase options under compressor operating leases and capital leases to which it is a party.

It is further understood and agreed by all parties hereto that the following transactions will occur on the Initial Delivery Date (as defined below):

A. C/R CDM Holdings II, L.P., C/R CDM Investment Partnership III, L.P., C/R CDM GP II, LP, CDM Compression, LLC, CDM Investments, Ltd. and the CDM Parties (as defined below) will enter into a Contribution Agreement (the “Contribution Agreement”) pursuant to which:

(i) CDM Compression, LLC and C/R CDM GP II, LP will convey all of their general partner interests in CDM to the OLP GP as a capital contribution;

(ii) CDM Compression, LLC and C/R CDM GP II, LP will convey all of their limited partner interests in OLP GP to Holdings in exchange for [     ]% and [     ]% limited liability company interests in Holdings, respectively;

(iii) C/R CDM Holdings II, L.P., C/R CDM Investment Partnership III, L.P. and CDM Investments, Ltd. will convey all of their limited partner interests in CDM to Holdings, in each case in exchange for [     ]%, [     ]% and [     ]% limited liability company interests in Holdings, respectively;

(iv) Holdings will assume from CDM and repay $40.0 million of debt outstanding under CDM’s credit facility (the “Credit Facility”);

(v) CDM and its lenders will enter into an amended Credit Facility increasing CDM’s credit limit to $300 million and providing for a maturity date that is three years after the date of amendment;

(vi) CDM will distribute all of its limited liability company interests in CDM MAX to Holdings;

(vii) Holdings will convey a portion of its limited partner interest in CDM having an aggregate value equal to 2.0% of the equity value of the Partnership at the Initial Delivery Date (the “Interest”) to the General Partner;

(viii) The General Partner will convey the Interest to the Partnership in exchange for (a) the continuation of its 2.0% general partner interest in the Partnership (represented by [277,586] general partner units, or “GP Units”) representing general partner interests in the Partnership) and (b) all of the incentive distribution rights in the Partnership (the “Incentive Distribution Rights”); and

(ix) Holdings will convey all of its limited liability company interests in OLP GP and 52.999% of its limited partner interest in CDM to the Partnership in exchange for [1,050,000] Common Units and [5,551,724] subordinated units representing limited partner interests in the Partnership (the “Subordinated Units”) representing a [47.6]% limited partner interest in the Partnership;

B. the public, through the Underwriters, will contribute $[     ] million in cash to the Partnership, less the Underwriters’ spread of $[     ] million, in exchange for [7,000,000] Common Units;

C. the Partnership will use the net proceeds from its issuance and sale of the Firm Units to (a) pay transaction expenses, estimated to be $[     ] associated with the transactions contemplated by this Agreement and (b) contribute the balance, approximately $[     ] million, to CDM, which will in turn retire $[     ] million of debt outstanding under the Credit Facility;

D. the Partnership will amend and restate its agreement of limited partnership (as so amended and restated, the “Partnership Agreement”);

E. GP LLC will amend and restate its limited liability company agreement (as so amended and restated, the “GP LLC Agreement”);

F. the General Partner will amend and restate its agreement of limited partnership (as so amended and restated, the “General Partner LP Agreement”);

G. the OLP GP will amend and restate its limited liability company agreement (as so amended and restated, the “OLP GP LLC Agreement”);

H. CDM will amend and restate its agreement of limited partnership (as so amended and restated, the “CDM LP Agreement”);

I. the CDM Parties will enter into an Omnibus Agreement consistent with the description thereof set forth in the Prospectus under the caption “Certain Relationships and Related Party Transactions — Omnibus Agreement” (the “Omnibus Agreement”); and

The transactions contemplated in paragraphs A through I above are hereinafter referred to collectively as the “Transactions.” In connection with the Transactions, the parties to the Transactions have entered or will enter into various bills of sale, assignments, conveyances, contribution agreements and related documents (collectively with the Contribution Agreement, the “Contribution Documents”). The Contribution Documents and the Omnibus Agreement shall be hereinafter referred to collectively as the “Transaction Agreements.” The “Organizational Documents” shall mean the Partnership Agreement, GP LLC Agreement, General Partner LP Agreement, OLP GP LLC Agreement and CDM LP Agreement. The “Operative Agreements” shall mean the Transaction Agreements and the Organizational Documents, collectively. Holdings, GP LLC, the General Partner, the Partnership, OLP GP and CDM are hereinafter referred to collectively as the “CDM Parties.” GP LLC, the General Partner, the Partnership, OLP GP and CDM are hereinafter referred to collectively as the “Partnership Parties.”

The CDM Parties wish to confirm as follows their agreement with you in connection with the purchase of the Units from the Partnership by the Underwriters.

1. Representations, Warranties and Agreements of the CDM Parties.  Each of the CDM Parties, jointly and severally, represents and warrants to, and agrees with, each of the Underwriters that:

(a) Registration; Definitions; No Stop Order.  A registration statement on Form S-1 (Registration No. 333-144971) relating to the Units has (i) been prepared by the Partnership in conformity with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) thereunder; (ii) been filed with the Commission under the Securities Act; and (iii) become effective under the Securities Act. Copies of such registration statement and any amendment thereto have been delivered by the Partnership to you as the representatives (the “Representatives”) of the Underwriters. As used in this Agreement:

(i) “Applicable Time” means [          ] p.m. (New York City time) on [          ], 2007;

(ii) “Effective Date” means each date and time as of which such registration statement, any post-effective amendment thereto and any registration statement or amendment thereto filed pursuant to Rule 462(b) of the Rules and Regulations relating to the offering of the Units was or is declared effective by the Commission;

(iii) “Issuer Free Writing Prospectus” means each “free writing prospectus” (as defined in Rule 405 of the Rules and Regulations) prepared by or on behalf of the Partnership or used or referred to by the Partnership in connection with the offering of the Units;

(iv) “Preliminary Prospectus” means any preliminary prospectus relating to the Units included in such registration statement or filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(v) “Pricing Disclosure Package” means, as of the Applicable Time, the most recent Preliminary Prospectus, together with the information included in Schedule III hereto, each Issuer Free Writing Prospectus filed with the Commission or used by the Partnership on or before the Applicable Time, other than a “road show” that is an Issuer Free Writing Prospectus but is not required to be filed under Rule 433 of the Rules and Regulations.

(vi) “Prospectus” means the final prospectus relating to the Units, as filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations; and

(vii) “Registration Statement” means the registration statement on Form S-1 (Registration No. 333-144971) relating to the Units, as amended as of the Effective Date, including any Preliminary Prospectus, the Prospectus and all exhibits to such registration statement.

Any reference to the “most recent Preliminary Prospectus” shall be deemed to refer to the latest Preliminary Prospectus included in the Registration Statement or filed pursuant to Rule 424(b) of the Rules and Regulations on or prior to the date hereof. The Commission has not issued any order preventing or suspending the use of any Preliminary Prospectus or the Prospectus or suspending the effectiveness of the Registration Statement, and no proceeding or examination for such purpose has been instituted or threatened by the Commission.

(b) Partnership Not an “Ineligible Issuer.”   The Partnership was not at the time of initial filing of the Registration Statement and at the earliest time thereafter that the Partnership or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the Rules and Regulations) of the Units, is not on the date hereof and will not be on the applicable Delivery Date an “ineligible issuer” (as defined in Rule 405 of the Rules and Regulations).

(c) Registration Statement and Prospectus Conform to the Requirements of the Securities Act.  The Registration Statement conformed in all material respects on the Effective Date and will conform in all material respects on the applicable Delivery Date, and any amendment to the Registration Statement filed after the date hereof will conform in all material respects when filed, to the requirements of the Securities Act and the Rules and Regulations. The most recent Preliminary Prospectus conformed, and the Prospectus will conform, in all material respects when filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations and on the applicable Delivery Date to the requirements of the Securities Act and the Rules and Regulations.

(d) No Material Misstatements or Omissions in Registration Statement.  The Registration Statement did not, as of the Effective Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Registration Statement in reliance upon and in conformity with written information furnished to the Partnership through the Representatives by or on behalf of any Underwriter specifically for inclusion therein, which information is specified in Section 8(e).

(e) No Material Misstatements or Omissions in Prospectus.  The Prospectus will not, as of its date and on the applicable Delivery Date, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Prospectus in reliance upon and in conformity with written information furnished to the Partnership through the Representatives by or on behalf of any Underwriter specifically for inclusion therein, which information is specified in Section 8(e).

(f) No Material Misstatements or Omissions in Pricing Disclosure Package.  The Pricing Disclosure Package did not, as of the Applicable Time, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Pricing Disclosure Package in reliance upon and in conformity with written information furnished to the Partnership through the Representatives by or on behalf of any Underwriter specifically for inclusion therein, which information is specified in Section 8(e).

(g) No Material Misstatements or Omissions in Issuer Free Writing Prospectuses.  Each Issuer Free Writing Prospectus (including, without limitation, any “road show” that is a free writing prospectus under Rule 433 of the Rules and Regulations), when considered together with the Pricing Disclosure Package as of the Applicable Time, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(h) Issuer Free Writing Prospectuses Conform to the Requirements of the Securities Act.  Each Issuer Free Writing Prospectus conformed or will conform in all material respects to the requirements of the Securities Act and the Rules and Regulations on the date of first use, and the Partnership has complied with all prospectus delivery requirements, any filing requirements and record keeping requirements applicable to such Issuer Free Writing Prospectus pursuant to the Rules and Regulations. The Partnership has not made any offer relating to the Units that would constitute an Issuer Free Writing Prospectus without the prior written consent of the Representatives. The Partnership has retained in accordance with the Rules and Regulations all Issuer Free Writing Prospectuses that were not required to be filed pursuant to the Rules and Regulations. The Partnership has taken all actions necessary so that any “road show” (as defined in Rule 433 of the Rules and Regulations) in connection with the offering of the Units will not be required to be filed pursuant to the Rules and Regulations.

(i) Formation, Qualification and Authority.  Each of the CDM Parties has been duly formed, is validly existing and is in good standing under the laws of its jurisdiction of formation with all limited liability company or partnership, as the case may be, power and authority necessary to own, lease and operate its properties and conduct the businesses in which it is engaged. Each of the CDM Parties is duly registered or qualified to do business and is in good standing as a foreign limited partnership or limited liability company, as applicable, in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification or registration, except where the failure to be so qualified, registered or in good standing could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), securityholders’ equity, results of operations, properties, business or prospects of the CDM Parties taken as a whole (a “Material Adverse Effect”), or subject the limited partners of the Partnership to any material liability or disability.

(j) Power and Authority to Act as a General Partner.  Each of GP LLC, the General Partner and OLP GP has, and as of each Delivery Date will have, full limited partnership or limited liability company, as the case may be, power and authority to act as the general partner of the General Partner, the Partnership and CDM, respectively, in each case in all material respects as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

(k) Ownership of GP LLC.  At each Delivery Date, Holdings will be the sole member of GP LLC and will own 100% of the limited liability company interests in GP LLC; such limited liability company interests will be duly authorized and validly issued in accordance with the GP LLC Agreement and will be fully paid (to the extent required under the GP LLC Agreement) and non-assessable (except as such non-assessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”)); and Holdings will own such limited liability company interests free and clear of all liens, encumbrances, security interests, charges or claims (“Liens”).

(l) Ownership of the General Partner.  At each Delivery Date, GP LLC will own a 0.001% general partner interest, and Holdings will own a 99.999% limited partner interest, in the General Partner; such general and limited partner interests will be duly authorized and validly issued in accordance with the

General Partner LP Agreement and will be fully paid (to the extent required under the General Partner LP Agreement) and, in the case of Holdings’ limited partner interest, non-assessable (except as such non-assessability may be affected by matters described in Sections 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)); and GP LLC will own such general partner interest, and Holdings will own such limited partner interest, free and clear of all Liens.

(m) Ownership of the General Partner Interest and the Incentive Distribution Rights in the Partnership.  At each Delivery Date, the General Partner will be the sole general partner of the Partnership and will own a 2.0% general partner interest in the Partnership, represented by [277,586] GP Units, and all of the incentive distribution rights (as defined in the Partnership Agreement, the “Incentive Distribution Rights”); the GP Units and the Incentive Distribution Rights will be duly authorized and validly issued in accordance with the Partnership Agreement and will be fully paid (to the extent required under the Partnership Agreement) and, in the case of the Incentive Distribution Rights, non-assessable (except as such non-assessability may be affected by matters described in Sections 17-607 and 17-804 of the Delaware LP Act); and the General Partner will own such general and limited partner interests free and clear of all Liens.

(n) Ownership of the Sponsor Units.  Assuming no purchase by the Underwriters of the Option Units on the Initial Delivery Date, at the Initial Delivery Date, after giving effect to the Transactions, Holdings will own [1,050,000] Common Units and [5,551,724] Subordinated Units (collectively, the “Sponsor Units”); the Sponsor Units and the limited partner interests represented thereby will be duly authorized and validly issued in accordance with the Partnership Agreement and will be fully paid (to the extent required under Partnership Agreement) and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-607 and 17-804 of the Delaware LP Act); and Holdings will own the Sponsor Units free and clear of all Liens.

(o) Capitalization of the Partnership.  At the Initial Delivery Date, after giving effect to the Offering, the issued and outstanding partnership interests of the Partnership will consist of [8,050,000] Common Units, [5,551,724] Subordinated Units, [277,586] GP Units and the Incentive Distribution Rights. Other than the Sponsor Units and the Incentive Distribution Rights, the Units will be the only limited partner interests in the Partnership issued and outstanding at each Delivery Date.

(p) Valid Issuance of the Units.  At each Delivery Date, the Firm Units or the Option Units, as the case may be, and the limited partner interests represented thereby, will be duly authorized in accordance with the Partnership Agreement and, when issued and delivered to the Underwriters against payment therefor in accordance with this Agreement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-607 and 17-804 of the Delaware LP Act).

(q) Ownership of OLP GP by the Partnership.  At each Delivery Date, the Partnership will be the sole member of OLP GP and will own 100% of the limited liability company interests in OLP GP; such limited liability company interests will be duly authorized and validly issued in accordance with the OLP GP LLC Agreement and will be fully paid (to the extent required under OLP GP LLC Agreement) and non-assessable (except as such non-assessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act); and the Partnership will own such limited liability company interests free and clear of all Liens.

(r) Ownership of CDM.  At each Delivery Date, (i) OLP GP will be the sole general partner of CDM and will own a 0.001% general partner interest in CDM; such general partner interest will be duly authorized and validly issued in accordance with the CDM LP Agreement and will be fully paid; and OLP GP will own such general partner interest free and clear of all Liens; (ii) the Partnership and Holdings will be the limited partners of CDM, owning 52.999% and 47.0% limited partner interests in CDM, respectively; such limited partner interests will be duly authorized and validly issued in accordance with the CDM LP Agreement and will be fully paid (to the extent required under the CDM LP Agreement) and non-assessable (except as such non-assessability may be affected by Section 17-607 and 17-804 of the Delaware LP Act); and each of the Partnership and Holdings will own such limited partner interests free and clear of all Liens [(except for restrictions on transferability described in the Pricing Disclosure Package, including under the Credit Facility)].

(s) No Other Subsidiaries.  Other than its ownership of its 2.0% general partner interest in the Partnership and the Incentive Distribution Rights, the General Partner does not own, and at each Delivery Date will not own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity. Other than the Partnership’s ownership of its 52.999% limited partnership interest in CDM and its 100% limited liability company interest in OLP GP, neither the Partnership nor CDM owns, and at each Delivery Date, neither will own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(t) No Preemptive Rights, Registration Rights or Options.  Except as described in the most recent Preliminary Prospectus, there are no (i) preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity interests or (ii) outstanding options or warrants to purchase any securities of the Partnership, the General Partner, GP LLC, OLP GP or CDM. Neither the filing of the Registration Statement nor the consummation of the transactions contemplated by this Agreement or the Operative Agreements (including the Transactions) gives rise to any rights for or relating to the registration of any Units or other securities of the Partnership, the General Partner, OLP GP or CDM.

(u) Authority and Authorization.  Each of the CDM Parties has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder. The Partnership has all requisite partnership power and authority to issue, sell and deliver (i) the Units, in accordance with and upon the terms and conditions set forth in this Agreement, the Partnership Agreement, the most recent Preliminary Prospectus and the Prospectus, and (ii) the Sponsor Units, the GP Units and the Incentive Distribution Rights, in accordance with and upon the terms and conditions set forth in the Partnership Agreement and the Contribution Agreement. At each Delivery Date, all partnership and limited liability company action, as the case may be, required to be taken by any of the CDM Parties or any of their respective unitholders, members or partners for the authorization, issuance, sale and delivery of the Units, the Sponsor Units, the GP Units and the Incentive Distribution Rights, the execution and delivery of the Operative Agreements and the consummation of the transactions (including the Transactions) contemplated by this Agreement and the Operative Agreements, shall have been validly taken.

(v) Authorization, Execution and Delivery of this Agreement.  This Agreement has been duly authorized and validly executed and delivered by the CDM Parties.

(w) Authorization, Execution, Delivery and Enforceability of Certain Agreements.   At or before the Initial Delivery Date:

(i) each of the Transaction Agreements will have been duly authorized, executed and delivered by the parties thereto, and each will be a valid and legally binding agreement of the parties thereto, enforceable against such parties in accordance with its terms;

(ii) the Partnership Agreement will have been duly authorized, executed and delivered by the General Partner and Holdings and will be a valid and legally binding agreement of the General Partner and Holdings, enforceable against each of them in accordance with its terms;

(iii) the GP LLC Agreement will have been duly authorized, executed and delivered by Holdings and will be a valid and legally binding agreement of Holdings, enforceable against Holdings in accordance with its terms;

(iv) the General Partner LP Agreement will have been duly authorized, executed and delivered by GP LLC and Holdings and will be a valid and legally binding agreement of GP LLC and Holdings, enforceable against each of them in accordance with its terms;

(v) the OLP GP LLC Agreement will have been duly authorized, executed and delivered by the Partnership and will be a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms;

(vi) the CDM LP Agreement will have been duly authorized, executed and delivered by OLP GP, the Partnership and Holdings and will be a valid and legally binding agreement of OLP GP, the Partnership and CDM, enforceable against each of them in accordance with its terms;

provided, however, that, with respect to each agreement described in this Section 1(w), the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and (ii) public policy, applicable laws relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

(x) Sufficiency of the Contribution Documents.  The Contribution Documents will be legally sufficient to transfer or convey to the Partnership and its subsidiaries satisfactory title to, or valid rights to use or manage, all properties not already held by them that are, individually or in the aggregate, required to enable the Partnership and its subsidiaries to conduct their operations in all material respects as contemplated by the Disclosure Package and the Prospectus, subject to the conditions, reservations, encumbrances and limitations described therein or contained in the Contribution Documents. The Partnership and its subsidiaries, upon execution and delivery of the Contribution Documents, will succeed in all material respects to the business, assets, properties, liabilities and operations reflected in the pro forma financial statements of CDM Resource Management Predecessor (as defined in the most recent Preliminary Prospectus), except as disclosed in the Prospectus and the Contribution Documents.

(y) No Conflicts.  None of (i) the offering, issuance and sale by the Partnership of the Units and the application of the proceeds from the sale of the Units as described under “Use of Proceeds” in the most recent Preliminary Prospectus, (ii) the execution, delivery and performance of this Agreement or the Operative Agreements by the CDM Parties party hereto or thereto and (iii) the consummation of the transactions contemplated hereby and thereby (including the Transactions) (A) conflicts or will conflict with or constitutes or will constitute a violation of the partnership agreement, limited liability company agreement, certificate of formation or conversion or other constituent document of any of the CDM Parties, (B) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which any of the CDM Parties is a party or by which any of them or any of their respective properties may be bound, (C) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental agency or body directed to any of the CDM Parties or any of their properties in a proceeding to which any of them or their property is a party or (D) results or will result in the creation or imposition of a Lien upon any property or assets of any of the CDM Parties (other than Liens created pursuant to the Credit Facility), which conflicts, breaches, violations, defaults or Liens, in the case of clauses (B), (C) or (D), would, individually or in the aggregate, have a Material Adverse Effect or would materially impair the ability of any of the CDM Parties to consummate the transactions (including the Transactions) provided for in this Agreement or the Operative Agreements.

(z) No Consents.  No permit, consent, approval, authorization, order, registration, filing or qualification (“Consent”) of or with any court, governmental agency or body having jurisdiction over any of the CDM Parties or any of their properties or assets is required in connection with (i) the offering, issuance or sale by the Partnership of the Units, (ii) the application of the proceeds therefrom as described under “Use of Proceeds” in the most recent Preliminary Prospectus, (iii) the execution, delivery and performance of this Agreement or the Operative Agreements by the CDM Parties party hereto or thereto or (iv) the consummation of the transactions contemplated hereby and thereby (including the Transactions), except for registration of the Units under the Securities Act and Consents as may be required under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and state securities or “Blue Sky” laws in connection with the purchase and distribution of the Units by the Underwriters.

(aa) Private Placement.  The sale and issuance of (i) the Sponsor Units to Holdings and (ii) the Incentive Distribution Rights and the GP Units to the General Partner are exempt from the registration requirements of the Securities Act and the Rules and Regulations and securities laws of any state having jurisdiction with respect thereto, and none of the CDM Parties has taken or will take any action that would cause the loss of such exemption. The Partnership has not sold or issued any securities that would be integrated with the offering of the Units contemplated by this Agreement pursuant to the Securities Act, the Rules and Regulations or the interpretations thereof by the Commission.

(bb) No Material Adverse Effect.  None of the Partnership Parties has sustained since the date of the latest audited financial statements included in the most recent Preliminary Prospectus any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, investigation, order or decree, and since such date, there has not been any change in the capitalization or the short-term or long-term debt of any of the Partnership Parties or any adverse change in or affecting the condition (financial or otherwise), results of operations, securityholders’ equity, properties, management, business or prospects of the Partnership Parties taken as a whole, in each case except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(cc) Conduct of Business.   Except as disclosed in the Registration Statement, the Prospectus and the most recent Preliminary Prospectus (or any amendment or supplement thereto), subsequent to the respective dates as of which information is given in the Registration Statement, the Prospectus and the most recent Preliminary Prospectus (or any amendment or supplement thereto), (i) none of the Partnership Parties has incurred any liability or obligation, indirect, direct or contingent, other than liabilities and obligations that were incurred in the ordinary course of business, or entered into any material transactions not in the ordinary course of business, (ii) there has not been any material change in the capitalization or increase in the short-term or long-term debt, of the Partnership Parties and (iii) there has not been any material adverse change, or any development involving or that may reasonably be expected to involve, individually or in the aggregate, a prospective material adverse change, in or affecting the condition (financial or otherwise), results of operations, securityholders’ equity, properties, management, business or prospects of the Partnership Parties taken as a whole, in each case except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(dd) Conformity of Units to Description in the Most Recent Preliminary Prospectus and Prospectus.  The Units, when issued and delivered in accordance with the terms of the Partnership Agreement and this Agreement against payment therefor as provided therein and herein, will conform in all material respects to the description thereof contained in the Registration Statement, the most recent Preliminary Prospectus and the Prospectus.

(ee) Financial Statements.  The historical financial statements (including the related notes and supporting schedules) included in the most recent Preliminary Prospectus comply as to form in all material respects with the requirements of Regulation S-X under the Securities Act and present fairly the financial condition, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein at the respective dates or for the respective periods indicated and have been prepared in conformity with accounting principles generally accepted in the United States applied on a consistent basis throughout the periods involved, except to the extent disclosed therein. The summary historical and pro forma financial and operating data included in the most recent Preliminary Prospectus under the caption “Summary — Summary Historical and Pro Forma Financial and Operating Data” in the most recent Preliminary Prospectus and the selected historical and pro forma financial and operating data set forth under the caption “Selected Historical and Pro Forma Financial and Operating Data” included in the most recent Preliminary Prospectus are fairly presented in all material respects and prepared on a basis consistent with the audited and unaudited historical financial statements and pro forma financial statements, as applicable, from which they have been derived. The other financial information of the

General Partner and the Partnership and its subsidiaries, including non-GAAP financial measures, if any, contained in the Registration Statement and the most recent Preliminary Prospectus (and any amendment or supplement thereto) has been derived from the accounting records of the General Partner, the Partnership and its subsidiaries, and fairly presents the information purported to be shown thereby.

(ff) Pro Forma Financial Statements.  The pro forma financial statements included in the most recent Preliminary Prospectus include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma financial statements included in the most recent Preliminary Prospectus. The pro forma financial statements included in the most recent Preliminary Prospectus comply as to form in all material respects with the applicable requirements of Regulation S-X under the Securities Act.

(gg) Independent Registered Public Accounting Firm.  KPMG LLP, who has audited the audited financial statements contained in the Registration Statement and the most recent Preliminary Prospectus and the Prospectus (or any amendment or supplement thereto), whose reports appear in the most recent Preliminary Prospectus and the Prospectus and who has delivered the initial letter referred to in Section 7(g) hereof, is, and was during the periods covered by the financial statements covered by such reports, an independent registered public accounting firm as required by the Securities Act and the Rules and Regulations.

(hh) Title to Properties.  At each Delivery Date, the Partnership Parties will have good and indefeasible title in fee simple to all real property and good title to all personal property described in the most recent Preliminary Prospectus as being owned by the Partnership Parties, free and clear of all Liens, except (i) as described in the most recent Preliminary Prospectus or (ii) such as do not materially affect the value of such properties and do not materially interfere with the use made and proposed to be made of such properties by the Partnership Parties; all assets held under lease by the Partnership Parties are held by them under valid, subsisting and enforceable leases, with such exceptions as do not materially interfere with the use made and proposed to be made of such assets by the Partnership Parties.

(ii) Insurance.   The Partnership Parties carry, or are covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries. All policies of insurance of the Partnership Parties are in full force and effect; the Partnership Parties are in compliance with the terms of such policies in all material respects; and none of the Partnership Parties has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance; there are no claims by the Partnership Parties under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and the Partnership Parties have no reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their businesses at a cost that could not reasonably be expected to have a Material Adverse Effect.

(jj) Statistical and Market-Related Data.  The statistical and market-related data included under the captions “Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Natural Gas Compression Industry” and “Business” in the most recent Preliminary Prospectus are based on or derived from sources that the CDM Parties believe to be reliable and accurate in all material respects.

(kk) Investment Company.  None of the Partnership Parties is now, or after sale of the Units to be sold by the Partnership hereunder and application of the net proceeds from such sale as described in the most recent Preliminary Prospectus under the caption “Use of Proceeds” will be, (i) an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment

Company Act of 1940, as amended (the “Investment Company Act”), and the Rules and Regulations or (ii) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).

(ll) Litigation.  There are no legal or governmental proceedings pending to which any of the Partnership Parties is a party or of which any property or assets of the Partnership Parties is or may be the subject that could, in the aggregate, reasonably be expected to have a Material Adverse Effect or could, in the aggregate, reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of the transactions contemplated hereby; and to the CDM Parties’ knowledge, no such proceedings are threatened or contemplated by governmental authorities or others.

(mm) Legal Proceedings or Contracts to be Described or Filed.  There are no legal or governmental proceedings or contracts or other documents of a character required to be described in the Registration Statement or the most recent Preliminary Prospectus or, in the case of documents, to be filed as exhibits to the Registration Statement, that are not described and filed as required. None of the CDM Parties has knowledge that any other party to any such contract, agreement or arrangement has any intention not to render full performance as contemplated by the terms thereof; and that statements made in the most recent Preliminary Prospectus insofar as they purport to constitute summaries of the terms of statutes, rules or regulations, legal or governmental proceedings or contracts and other documents, constitute accurate summaries of the terms of such statutes, rules and regulations, legal and governmental proceedings and contracts and other documents in all material respects.

(nn) Certain Relationships and Related Party Transactions.  Except as described in the most recent Preliminary Prospectus, no relationship, direct or indirect, exists between or among the Partnership Parties on the one hand, and the directors, officers, unitholders, partners, customers or suppliers of any of the CDM Parties on the other hand, which is required to be described in the most recent Preliminary Prospectus or the Prospectus and is not so described.

(oo) No Labor Dispute.  No labor disturbance by the employees of any of the Partnership Parties exists or, to the knowledge of the CDM Parties, is imminent or threatened, that could reasonably be expected to have a Material Adverse Effect.

(pp) ERISA. (i) Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)) for which any of the Partnership Parties or any entity treated as a “single employer” with any of the Partnership Parties (as determined within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”) would have any liability (each a “Plan”) has been maintained in compliance with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Code; (ii) with respect to each Plan subject to Title IV of ERISA (a) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, (b) no “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, has occurred or is reasonably expected to occur, (c) the fair market value of the assets under each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan) and (d) none of the Partnership Parties has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the PBGC in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA); and (iii) each Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(qq) Tax Returns.  Each of the CDM Parties has filed all federal, state, local and foreign income and franchise tax returns required to be filed through the date hereof, subject to permitted extensions, which returns are complete and correct in all material respects, and has timely paid all taxes due pursuant to such returns; and no tax deficiency has been determined adversely to any of the CDM Parties and none of the CDM Parties has any knowledge of any tax deficiencies that could, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(rr) Transfer Taxes.  There are no transfer taxes or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Partnership or sale by the Partnership of the Units.

(ss) No Default.  None of the CDM Parties is (i) in violation of its certificate or agreement of limited partnership, limited liability company agreement or other organizational documents, (ii) in violation of any law, statute, ordinance, administrative or governmental rule or regulation applicable to it or of any order, judgment, decree or injunction of any court or governmental agency or body having jurisdiction over it, or (iii) in breach, default (or an event which, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any agreement, indenture, lease or other instrument to which it is a party or by which it or any of its properties may be bound, which breach, default or violation, in the case of clause (ii) or (iii), could, if continued, reasonably be expected to have a Material Adverse Effect, or could materially impair the ability of any of the CDM Parties to perform their obligations under this Agreement or the Operative Agreements.

(tt) Books and Records.  Each of the Partnership Parties and CDM Resource Management Predecessor (i) makes and keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets and (ii) maintains and has maintained effective internal control over financial reporting sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with accounting principles generally accepted in the United States and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(uu) No Changes in Internal Controls.  Since the date of the most recent balance sheet of CDM Resource Management Predecessor reviewed or audited by KPMG LLP, (i) none of the Partnership Parties has been advised of (A) any significant deficiencies in the design or operation of internal controls that could adversely affect the ability of any of the Partnership Parties to record, process, summarize and report financial data, or any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of any of the Partnership Parties, and (ii) since that date, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(vv) Sarbanes-Oxley Act of 2002.  There is and has been no failure on the part of the Partnership or any of its respective directors or officers, in their capacities as such, to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith applicable to the Partnership.

(ww) Critical Accounting Policies.  The section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates” in the most recent Preliminary Prospectus accurately and fully describes (A) the accounting policies that the Partnership believes are the most important in the portrayal of the financial condition and results of operations of the Partnership and CDM Resource Management Predecessor and that require management’s most difficult, subjective or complex judgments; (B) the judgments and uncertainties affecting the application of critical accounting policies; and (C) the likelihood that materially different amounts would be reported under different conditions or using different assumptions and an explanation thereof.

(xx) Permits.  Each of the Partnership Parties has such permits, consents, licenses, franchises, certificates and other approvals or authorizations of governmental or regulatory authorities (“Permits”) as are necessary under applicable law to own or lease its properties and to conduct its business in the manner described in the most recent Preliminary Prospectus, except for any of the foregoing that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; each of the Partnership Parties has fulfilled and performed all its obligations with respect to such Permits and no event has occurred that would prevent the Permits from being renewed or reissued or which allows, or after notice or lapse of time would allow, revocation or termination thereof or results or would result in any other impairment of the rights of the holder of any such Permits, except for any of the foregoing that could not reasonably be expected to have a Material Adverse Effect.

(yy) Intellectual Property.  Each of Partnership Parties, with respect to the assets to be owned or leased by the Partnership Parties at the Initial Delivery Date, owns or possesses adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, know-how, software, systems and technology (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses and has no reason to believe that the conduct of its business will conflict with, and has not received any notice of any claim of conflict with, any such rights of others.

(zz) Environmental Compliance.  Except as disclosed in the most recent Preliminary Prospectus, and except as would not, individually or in the aggregate, have a Material Adverse Effect, the Partnership Parties (i) are in compliance with any and all laws, regulations, ordinances, rules, orders, judgments, decrees, permits or other legal requirements of any governmental authority, including without limitation any international, national, state, provincial, regional, or local authority, relating to the protection of human health and safety, the environment, natural resources, or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”) applicable to such entity, which compliance includes, without limitation, obtaining, maintaining and complying with all permits and authorizations and approvals required by Environmental Laws to conduct their respective businesses, (ii) have received all permits required of them under applicable Environmental Laws to conduct their respective businesses as they are currently being conducted, (iii) are in compliance with all terms and conditions of any such permits and (iv) have not received any written notice of any actual or alleged violation of Environmental Law, or of any potential liability for or other obligation concerning the presence, disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants. Except as described in the most recent Preliminary Prospectus, and to the knowledge of the CDM Parties (A) there are no proceedings that are pending, or known to be contemplated, against the Partnership Parties under Environmental Laws in which a governmental authority is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed, (B) there are no issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning hazardous or toxic substances or wastes, pollutants or contaminants, that could reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Partnership Parties, and (C) none of the Partnership Parties anticipates material capital expenditures relating to Environmental Laws.

(aaa) No Workforce Discrimination.  None of the Partnership Parties is in violation of or has received notice of any violation with respect to any federal or state law relating to discrimination in the hiring, promotion or pay of employees, nor any applicable federal or state wage and hour laws, nor any state law precluding the denial of credit due to the neighborhood in which a property is situated, the violation of any of which could reasonably be expected to have a Material Adverse Affect.

(bbb) Distribution Restrictions.  No subsidiary of the Partnership is currently prohibited, directly or indirectly, from paying any distributions to the Partnership, from making any other distribution on such subsidiary’s equity interests, from repaying to the Partnership any loans or advances to such subsidiary from the Partnership or from transferring any of such subsidiary’s property or assets to the Partnership or any other subsidiary of the Partnership, except as described in the most recent Preliminary Prospectus.

(ccc) Foreign Corrupt Practices Act.  None of the Partnership Parties nor, to the knowledge of the CDM Parties, any director, officer, agent, employee or other person associated with or acting on behalf of the Partnership or any of the Partnership Parties, has (i) used any Partnership funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(ddd) Anti-Money Laundering Laws.  The operations of the Partnership Parties are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Partnership Parties with respect to the Money Laundering Laws is pending or, to the knowledge of the CDM Parties threatened, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

(eee) Office of Foreign Assets Control.  None of the Partnership Parties nor, to the knowledge of the CDM Parties, any director, officer, agent, employee or affiliate of the Partnership or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Partnership will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(fff) No Distribution of Other Offering Materials.  None of the CDM Parties has distributed and, prior to the later to occur of any Delivery Date and completion of the distribution of the Units, will distribute any offering material in connection with the offering and sale of the Units other than any Preliminary Prospectus, the Prospectus and any Issuer Free Writing Prospectus to which the Representatives have consented in accordance with Section 1(h) or 5(a)(vi).

(ggg) Market Stabilization.  None of the CDM Parties or any of their affiliates has taken, or will take, directly or indirectly, any action designed to or that has constituted or that could reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Units.

(hhh) Listing on the New York Stock Exchange.  The Units have been approved for listing on the New York Stock Exchange (“NYSE”), subject only to official notice of issuance.

Any certificate signed by any officer of the CDM Parties and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Units shall be deemed a representation and warranty by such entity, as to matters covered thereby, to each Underwriter.

2. Purchase of the Units by the Underwriters.  On the basis of the representations and warranties contained in, and subject to the terms and conditions of, this Agreement, the Partnership agrees to sell the Firm Units to the several Underwriters, and each of the Underwriters, severally and not jointly, agrees to purchase the number of Firm Units set forth opposite that Underwriter’s name in Schedule I hereto. The respective purchase obligations of the Underwriters with respect to the Firm Units shall be rounded among the Underwriters to avoid fractional units, as the Representatives may determine.

In addition, the Partnership grants to the Underwriters an option to purchase up to [1,050,000] Option Units. Such option (the “Option”) is exercisable in the event that the Underwriters sell more Common Units than the number of Firm Units in the offering and as set forth in Section 4 hereof. Each Underwriter agrees, severally and not jointly, to purchase the number of Option Units (subject to adjustments to eliminate fractional units as the Representatives may determine) that bears the same proportion to the total number of Option Units to be sold on such Delivery Date as the number of Firm Units set forth in Schedule I hereto opposite the name of such Underwriter bears to the total number of Firm Units.

The price of both the Firm Units and any Option Units purchased by the Underwriters shall be $[     ] per Unit. The Partnership shall not be obligated to deliver any of the Units to be delivered on the Initial Delivery Date or the Option Unit Delivery Date (as hereinafter defined), as the case may be, except upon payment for all the Units to be purchased on the Delivery Date as provided herein.

3. Offering of Units by the Underwriters.  Upon authorization by the Representatives of the release of the Firm Units, the Underwriters propose to offer the Firm Units for sale upon the terms and conditions set forth in the Prospectus.

4. Delivery of and Payment for the Units.   Delivery of and payment for the Firm Units shall be made at the offices of Vinson & Elkins L.L.P. at [10:00 A.M.], New York City time, on [          ], 2007, or at such other date or place as shall be determined by agreement between the Representatives and the Partnership. This date and time are sometimes referred to as the “Initial Delivery Date.” Delivery of the Firm Units shall be made to the Representatives for the account of each Underwriter against payment by the several Underwriters through the Representatives and of the respective aggregate purchase prices of the Firm Units being sold by the Partnership to or upon the order of the Partnership of the purchase price by wire transfer in immediately available funds to the accounts specified by the Partnership. Time shall be of the essence, and delivery at the time and place specified pursuant to this Agreement is a further condition of the obligation of each Underwriter hereunder. The Partnership shall deliver the Firm Units through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

The Option granted in Section 2 will expire 30 days after the date of this Agreement and may be exercised in whole or in part from time to time by written notice being given to the Partnership by the Representatives; provided that, if such date falls on a day that is not a business day, the Option granted in Section 2 will expire on the next succeeding business day. Such notice shall set forth the aggregate number of Option Units as to which the Option is being exercised, the names in which the Option Units are to be registered, the denominations in which the Option Units are to be issued and the date and time, as determined by the Representatives, when the Option Units are to be delivered; provided, however, that this date and time shall not be earlier than the Initial Delivery Date nor earlier than the second business day after the date on which the Option shall have been exercised nor later than the fifth business day after the date on which the Option shall have been exercised. The date and time the Option Units are delivered are sometimes referred to as the “Option Unit Delivery Date,” and the Initial Delivery Date and the Option Unit Delivery Date are sometimes each referred to as a “Delivery Date.”

Delivery of the Option Units by the Partnership and payment for the Option Units by the several Underwriters through the Representatives shall be made at the place specified in the first sentence of the first paragraph of this Section 4 (or at such other place as shall be determined by agreement between the Representatives and the Partnership) at [10:00 A.M.], New York City time, on the Option Unit Delivery Date. On the Option Unit Delivery Date, the Partnership shall deliver or cause to be delivered the Option Units to the Representatives for the account of each Underwriter against payment by the several Underwriters through the Representatives and of the respective aggregate purchase prices of the Option Units being sold by the Partnership to or upon the order of the Partnership of the purchase price by wire transfer in immediately available funds to the accounts specified by the Partnership. Time shall be of the essence, and delivery at the time and place specified pursuant to this Agreement is a further condition of the obligation of each Underwriter hereunder. The Partnership shall deliver the Option Units through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

5.  Further Agreements of the Partnership Parties.

(a) Each of the Partnership Parties, jointly and severally, covenants and agrees with the Underwriters:

(i) Preparation of Prospectus and Registration Statement.  (i) To prepare the Prospectus in a form approved by the Representatives and to file such Prospectus pursuant to Rule 424(b) under the Securities Act not later than the Commission’s close of business on the second business day following the execution and delivery of this Agreement; (ii) to make no further amendment or any supplement to the Registration Statement or to the Prospectus prior to the last Delivery Date except as provided herein; (iii) to advise the

Representatives, promptly after it receives notice thereof, of the time when any amendment or supplement to the Registration Statement has been filed or any supplement to the Prospectus or any amended Prospectus has been filed and to furnish the Representatives with copies thereof; (iv) to advise the Representatives, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Prospectus or any Issuer Free Writing Prospectus, of the suspension of the qualification of the Units for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding or examination for any such purpose or of any request by the Commission for the amending or supplementing of a Registration Statement, the Prospectus or any Issuer Free Writing Prospectus or for additional information; and (v) in the event of the issuance of any stop order or of any order preventing or suspending the use of the Prospectus or Issuer Free Writing Prospectus or suspending any such qualification, to use promptly its best efforts to obtain its withdrawal.

(ii) Signed Copies of Registration Statement.  To furnish promptly to each of the Representatives and to counsel for the Underwriters a signed copy of the Registration Statement as originally filed with the Commission, and each amendment thereto filed with the Commission, including all consents and exhibits filed therewith.

(iii) Copies of Documents to the Underwriters.  To deliver promptly to the Underwriters such number of the following documents as the Underwriters shall reasonably request: (i) conformed copies of the Registration Statement as originally filed with the Commission and each amendment thereto (in each case excluding exhibits); (ii) each Preliminary Prospectus, the Prospectus and any amended or supplemented Prospectus; (iii) each Issuer Free Writing Prospectus; and (iv) conformed copies of such opinions, certificates, letters and other documents as they shall reasonably request; and, if the delivery of a prospectus is required at any time after the Effective Time in connection with the offering or sale of the Units or any other securities relating thereto and if at such time any events shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary to amend or supplement the Prospectus in order to comply with the Securities Act, to notify the Representatives and, upon their request, to file such document and to prepare and furnish without charge to each Underwriter and to any dealer in securities as many copies as the Representatives may from time to time reasonably request of an amended or supplemented Prospectus which will correct such statement or omission or effect such compliance.

(iv) Filing of Amendment or Supplement.  To file promptly with the Commission any amendment to a Registration Statement or the Prospectus or any supplement to the Prospectus that may, in the judgment of the Partnership or the Representatives, be required by the Securities Act or requested by the Commission. Prior to filing with the Commission any amendment to a Registration Statement or supplement to the Prospectus, to furnish a copy thereof to the Underwriters and counsel for the Underwriters and obtain the consent of the Representatives to the filing.

(v) Issuer Free Writing Prospectus.  Not to make any offer relating to the Units that would constitute an Issuer Free Writing Prospectus without the prior written consent of the Representatives; to retain in accordance with the Rules and Regulations all Issuer Free Writing Prospectuses not required to be filed pursuant to the Rules and Regulations; and if at any time after the date hereof any events shall have occurred as a result of which any Issuer Free Writing Prospectus, as then amended or supplemented, would conflict with the information in the Registration Statement, the most recent Preliminary Prospectus or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, if for any other reason it shall be necessary to amend or supplement any Issuer Free Writing Prospectus, to notify the Representatives and, upon their request, to file such document and to prepare and furnish without charge to each Underwriter as many copies as the Representatives may from time to time reasonably request of an amended or supplemented Issuer Free Writing Prospectus that will correct such conflict, statement or omission or effect such compliance.

(vi) Reports to Security Holders.   As soon as practicable after the Effective Date (it being understood that the Partnership shall have until at least 410 or, if the fourth quarter following the fiscal quarter that includes the Effective Date is the last fiscal quarter of the Partnership’s fiscal year, 455 days after the end of the Partnership’s current fiscal quarter), to make generally available to the Partnership’s securityholders and to deliver to the Representatives an earnings statement of the Partnership and its subsidiaries (which need not be audited) complying with Section 11(a) of the Securities Act and the Rules and Regulations (including, at the option of the Partnership, Rule 158).

(vii) Blue Sky Qualifications.  Promptly from time to time to take such action as the Representatives may reasonably request to qualify the Units for offering and sale under the securities laws of such jurisdictions as the Representatives may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Units; provided that in no event shall the Partnership or the General Partner be obligated in connection therewith to qualify as a foreign limited partnership or as a foreign limited liability company, to file a general consent to service of process in any jurisdiction, or to subject itself to taxation in any jurisdiction in which it would not otherwise be subject.

(viii) Lock-up Period; Lock-up Letters.  For a period commencing on the date hereof and ending on the 180th day after the date of the Prospectus (the “Lock-Up Period”), not to, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any other Common Units or securities convertible into or exchangeable for Common Units (other than the Units and Common Units issued pursuant to employee benefit plans, option plans or other employee compensation plans existing on the date hereof), or sell or grant options, rights or warrants with respect to any Common Units or securities convertible into or exchangeable for Common Units (other than the grant of options or restricted units pursuant to plans existing on the date hereof), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Common Units, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Units or other securities, in cash or otherwise, (3) file or cause to be filed a registration statement, including any amendments, with respect to the registration of any Common Units or securities convertible, exercisable or exchangeable into Common Units or any other securities of the Partnership (other than any registration statement on Form S-8 relating to a plan existing on the date hereof) or (4) publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of the Representatives on behalf of the Underwriters, and to cause each officer, director and securityholder set forth on Schedule II hereto to furnish to the Representatives, prior to the Initial Delivery Date, a letter or letters, substantially in the form of Exhibit B hereto (the “Lock-Up Agreements”); notwithstanding the foregoing, if (1) during the last 17 days of the Lock-Up Period, the Partnership issues an earnings release or material news or a material event relating to the Partnership occurs or (2) prior to the expiration of the Lock-Up Period, the Partnership announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, then the restrictions imposed in this Section 5(a)(viii) shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event, unless the Representatives, on behalf of the Underwriters, waives such extension in writing

The Lock-Up Period will not apply to the following:

(i) an issuance of Common Units in connection with an acquisition that, had it occurred one year prior to the first day of the quarter in which it actually occurred, would have resulted, on an estimated pro forma basis, in an increase in the amount of Adjusted Operating Surplus (as defined in the Partnership Agreement) generated by the Partnership per Unit over such one-year period; and

(ii) pledges of Common Units and Subordinated Units owned by Holdings as collateral for loans.

(ix) Application of Proceeds.  To apply the net proceeds from the sale of the Units being sold by the Partnership as set forth in the Prospectus.

(b) Each Underwriter severally agrees that such Underwriter shall not include any “issuer information” (as defined in Rule 433 of the Rules and Regulations) in any “free writing prospectus” (as defined in Rule 405 of the Rules and Regulations) used or referred to by such Underwriter without the prior consent of the Partnership (any such issuer information with respect to whose use the Partnership has given its consent, “Permitted Issuer Information”); provided that (i) no such consent shall be required with respect to any such issuer information contained in any document filed by the Partnership with the Commission prior to the use of such free writing prospectus and (ii) “issuer information,” as used in this Section 5(b), shall not be deemed to include information prepared by or on behalf of such Underwriter on the basis of or derived from issuer information.

6. Expenses.  Each of the CDM Parties covenants and agrees, jointly and severally, whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, that the CDM Parties will pay or cause to be paid all costs, expenses, fees and taxes incident to and in connection with (a) the authorization, issuance, sale and delivery of the Units and any stamp duties or other taxes payable in that connection, and the preparation and printing of certificates for the Units; (b) the preparation, printing and filing under the Securities Act of the Registration Statement (including any exhibits thereto), any Preliminary Prospectus, the Prospectus, any Issuer Free Writing Prospectus and any amendment or supplement thereto; (c) the distribution of the Registration Statement (including any exhibits thereto), any Preliminary Prospectus, the Prospectus, any Issuer Free Writing Prospectus and any amendment or supplement thereto, all as provided in this Agreement; (d) the production and distribution of this Agreement, any supplemental agreement among Underwriters, and any other related documents in connection with the offering, purchase, sale and delivery of the Units; (e) any required review by the FINRA of the terms of sale of the Units; (f) the listing of the Units on the NYSE or any other exchange; (g) the qualification of the Units under the securities laws of the several jurisdictions as provided in Section 5(a)(vii) and the preparation, printing and distribution of a Blue Sky Memorandum (including related fees and expenses of counsel to the Underwriters); (h) the investor presentations on any “road show” undertaken in connection with the marketing of the Units, including, without limitation, expenses associated with any electronic road show, travel and lodging expenses of the representatives and officers of the General Partner and the cost of any aircraft chartered in connection with the road show; and (i) all other costs and expenses incident to the performance of the obligations of the Partnership under this Agreement; provided that, except as provided in this Section 6 and in Section 11, the Underwriters shall pay their own costs and expenses, including the costs and expenses of their counsel, any transfer taxes on the Units that it may sell and the expenses of advertising any offering of the Units made by the Underwriters.

7. Conditions of Underwriters’ Obligations.  The respective obligations of the Underwriters hereunder are subject to the accuracy, when made and on each Delivery Date, of the representations and warranties of the CDM Parties contained herein, to the performance by the CDM Parties as applicable, of their respective obligations hereunder and to each of the following additional terms and conditions:

(a) The Prospectus shall have been timely filed with the Commission in accordance with Section 5(a)(i); the Partnership Parties shall have complied with all filing requirements applicable to any Issuer Free Writing Prospectus used or referred to after the date hereof; no stop order suspending the effectiveness of the Registration Statement or preventing or suspending the use of the Prospectus or any Issuer Free Writing Prospectus shall have been issued and no proceeding or examination for such purpose shall have been initiated or threatened by the Commission; and any request of the Commission for inclusion of additional information in the Registration Statement or the Prospectus or otherwise shall have been complied with.

(b) No Underwriter shall have discovered and disclosed to the Partnership Parties on or prior to such Delivery Date that the Registration Statement, the Prospectus or the Pricing Disclosure Package, or any amendment or supplement thereto, contains an untrue statement of a fact which, in the opinion of Baker Botts L.L.P., counsel for the Underwriters, is material or omits to state a fact which, in the opinion of such counsel, is material and is required to be stated therein or is necessary to make the statements therein not misleading.

(c) All corporate, partnership and limited liability company proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Units, the Operative Agreements, the Registration Statement, the Prospectus and any Issuer Free Writing Prospectus and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for the Underwriters, and the Partnership shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

(d) Each of the Transaction Agreements shall have been duly authorized, executed and delivered by the parties thereto, and each shall be a valid and legally binding agreement of the parties thereto, enforceable against such parties in accordance with its terms.

(e) Vinson & Elkins L.L.P. shall have furnished to the Representatives their written opinion, as counsel for the Partnership, addressed to the Representatives and dated such Delivery Date, in form and substance reasonably satisfactory to the Representatives, substantially in the form attached hereto as Exhibit A.

(f) The Representatives shall have received from Baker Botts L.L.P., counsel for the Underwriters, such opinion or opinions, dated such Delivery Date, with respect to the issuance and sale of the Units, the Registration Statement, the Prospectus and the Pricing Disclosure Package and other related matters as the Representatives may reasonably require, and the Partnership shall have furnished to such counsel such documents as they may reasonably request for the purpose of enabling them to pass upon such matters.

(g) At the time of execution of this Agreement, the Representatives shall have received from KPMG LLP one or more letters, in form and substance satisfactory to the Representatives, addressed to the Representatives and dated the date hereof (i) confirming that they are independent registered public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the most recent Preliminary Prospectus, as of a date not more than three days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings.

(h) With respect to the letter(s) of KPMG LLP referred to in the preceding paragraph and delivered to the Representatives concurrently with the execution of this Agreement (the “initial letters”), the Partnership shall have furnished to the Representatives one or more letters (the “bring-down letters”) of such accountants, addressed to the Underwriters and dated such Delivery Date (i) confirming that they are independent registered public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the date of the bring-down letters (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Prospectus, as of a date not more than three days prior to the date of the bring-down letters), the conclusions and findings of such firm with respect to the financial information and other matters covered by the initial letters and (iii) confirming in all material respects the conclusions and findings set forth in the initial letters.

(i) The Partnership Parties shall have furnished to the Representatives a certificate, dated such Delivery Date, signed on behalf of the Partnership by (i) the Chief Executive Officer of GP LLC and (ii) the Chief Financial Officer of GP LLC, stating that:

(a) The representations, warranties and agreements of the Partnership Parties in Section 1 are true and correct on and as of such Delivery Date, and the Partnership Parties have complied with all agreements contained herein and satisfied all the conditions to be performed or satisfied by the Partnership Parties hereunder at or prior to such Delivery Date;

(b) No stop order suspending the effectiveness of the Registration Statement has been issued; and no proceedings or examination for that purpose have been instituted or, to the knowledge of such officers, threatened; and

(c) They have carefully examined the Registration Statement, the Prospectus and the Pricing Disclosure Package, and, in their opinion (A) (1) the Registration Statement, as of the Effective Date, (2) the Prospectus, as of its date and on the applicable Delivery Date, or (3) the Pricing Disclosure Package, as of the Applicable Time, did not contain any untrue statement of a material fact and did not omit to state a material fact required to be stated therein or necessary to make the statements therein (except in the case of the Registration Statement, in the light of the circumstances under which they were made) not misleading, and (B) since the Effective Date, no event has occurred that should have been set forth in a supplement or amendment to the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus that has not been so set forth;

(j) Except as described in the most recent Preliminary Prospectus, (i) none of the Partnership Parties shall have sustained since the date of the latest audited financial statements included in the most recent Preliminary Prospectus any loss or interference with its business from fire, flood, explosion or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; (ii) nor shall there have been a change in the partners’ capital, capital stock, short-term or long-term debt of any of the Partnership Parties or change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), results of operations, securityholders’ equity, properties, management, business or prospects of the Partnership Parties taken as a whole, the effect of which, in any such case described in clause (i) or (ii), in the judgment of the Representatives is so material and adverse as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Units being delivered on such Delivery Date on the terms and in the manner contemplated in the Prospectus.

(k) Subsequent to the execution and delivery of this Agreement (i) no downgrading shall have occurred in the rating accorded the Partnership’s debt by any “nationally recognized statistical rating organization” (as that term is defined by the Commission for purposes of Rule 436(g)(2) of the Rules and Regulations), and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities or preferred stock.

(l) Subsequent to the execution and delivery of this Agreement there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Global Market or in the over-the-counter market, or trading in any securities of the Partnership on any exchange or in the over-the-counter market, shall have been suspended or materially limited or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a banking moratorium shall have been declared by federal or state authorities, (iii) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States, (iv) a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States or (v) there shall have occurred such a material adverse change in general economic, political or financial conditions, including, without limitation, as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial markets in the United States shall be such) as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the public offering or delivery of the Units being delivered on such Delivery Date on the terms and in the manner contemplated in the Prospectus.

(m) The New York Stock Exchange shall have approved the Units for listing, subject only to official notice of issuance and evidence of satisfactory distribution.

(n) The Lock-Up Agreements between the Representatives and each person or entity set forth on Schedule II delivered to the Representatives on or before the date of this Agreement, shall be in full force and effect on such Delivery Date.

All such opinions, certificates, letters and documents mentioned above or elsewhere in this Agreement shall be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to the Representatives and to counsel for the Underwriters.

8.  Indemnification and Contribution.

(a) Each of the CDM Parties, jointly and severally, shall indemnify and hold harmless each Underwriter, its directors, officers and employees and each person, if any, who controls any Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of the Units), to which that Underwriter, director, officer, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in (A) any Preliminary Prospectus, the Registration Statement, the Prospectus or in any amendment or supplement thereto, (B) any Issuer Free Writing Prospectus or in any amendment or supplement thereto or (C) any Permitted Issuer Information used or referred to in any “free writing prospectus” (as defined in Rule 405 of the Rules and Regulations) used or referred to by any Underwriter, or (D) any “road show” (as defined in Rule 433 of the Rules and Regulations) not constituting an Issuer Free Writing Prospectus (a “Non-Prospectus Road Show”) or (E) any Blue Sky application or other document prepared or executed by the Partnership Parties (or based upon any written information furnished by the Partnership Parties for use therein) specifically for the purpose of qualifying any or all of the Units under the securities laws of any state or other jurisdiction (any such application, document or information being hereinafter called a “Blue Sky Application”), or (ii) the omission or alleged omission to state in any Preliminary Prospectus, the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or in any amendment or supplement thereto or in any Permitted Issuer Information, any Non-Prospectus Road Show or any Blue Sky Application, any material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any act or failure to act or any alleged act or failure to act by any Underwriter in connection with, or relating in any manner to, the Units or the offering contemplated hereby, and which is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon matters covered by clause (i) or (ii) above (provided that the CDM Parties shall not be liable under this clause (iii) to the extent that they are determined in a final judgment by a court of competent jurisdiction that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act undertaken or omitted to be taken by such Underwriter through its gross negligence or willful misconduct), and shall reimburse each Underwriter and each such director, officer, employee or controlling person promptly upon demand for any legal or other expenses reasonably incurred by that Underwriter, director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the CDM Parties shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Prospectus, the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or in any such amendment or supplement thereto or in any Permitted Issuer Information, Non-Prospectus Road Show or any Blue Sky Application, in reliance upon and in conformity with written information concerning such Underwriter fur nished to the CDM Parties through the Representatives by or on behalf of any Underwriter specifically for inclusion therein, which information consists solely of the information specified in Section 8(e). The foregoing indemnity agreement is in addition to any liability that the CDM Parties may otherwise have to any Underwriter or to any director, officer, employee or controlling person of that Underwriter.

(b) Each Underwriter, severally and not jointly, shall indemnify and hold harmless each of the CDM Parties, their respective directors (including any person who, with his or her consent, is named in the Registration Statement as about to become a director of the General Partner), managers, officers and employees, and each person, if any, who controls any of the CDM Parties within the meaning of Section 15 of the Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which the CDM Parties or any such director, manager, officer, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or in any amendment or supplement thereto or in any Non-Prospectus Road Show or Blue Sky Application, or (ii) the omission or alleged omission to state in any Preliminary Prospectus, the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or in any amendment or supplement thereto or in any Non-Prospectus Road Show or Blue Sky Application, any material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Underwriter furnished to the Partnership through the Representatives by or on behalf of that Underwriter specifically for inclusion therein, which information is limited to the information set forth in Section 8(e). The foregoing indemnity agreement is in addition to any liability that any Underwriter may otherwise have to any of the CDM Parties or any such director, manager, officer, employee or controlling person.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have under this Section 8 except to the extent it has been materially prejudiced by such failure and, provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under Sections 8(a) and 8(b). If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Representatives shall have the right to employ counsel to represent jointly the Representatives and those other Underwriters and their respective directors, managers, officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Underwriters against the CDM Parties under this Section 8 if (i) the Underwriters and the CDM Parties shall have so mutually agreed; (ii) the CDM Parties have failed within a reasonable time to retain counsel reasonably satisfactory to the Underwriters; (iii) the Underwriters and their respective directors, officers, employees and controlling persons shall have reasonably concluded that there may be legal defenses available to them that are different from or in addition to those available to the CDM Parties; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Underwriters or their respective directors, officers, employees or controlling persons, on the one hand, and the CDM Parties, on the other hand, and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and in any such event the fees and expenses of such separate counsel shall be paid by the CDM Parties. No indemnifying party shall (i) without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include any findings of fact or admissions of fault or culpability as to the indemnified party, or (ii) be liable for any settlement of any such action effected without its written consent, but if settled with the consent of the indemnifying party or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

(d) If the indemnification provided for in this Section 8 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 8(a), 8(b) or 8(f) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the CDM Parties, on the one hand, and the Underwriters, on the other, from the offering of the Units or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the CDM Parties, on the one hand, and the Underwriters, on the other, with respect to the statements or omissions that resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the CDM Parties, on the one hand, and the Underwriters, on the other, with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Units purchased under this Agreement (before deducting expenses) received by the CDM Parties, as set forth in the table on the cover page of the Prospectus, on the one hand, and the total underwriting discounts and commissions received by the Underwriters with respect to the Units purchased under this Agreement, as set forth in the table on the cover page of the Prospectus, on the other hand. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the CDM Parties or the Underwriters, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The CDM Parties and the Underwriters agree that it would not be just and equitable if contributions pursuant to this Section 8(d) were to be determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 8(d) shall be deemed to include, for purposes of this Section 8(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8(d), no Underwriter shall be required to contribute any amount in excess of the amount by which the net proceeds from the sale of the Units underwritten by it exceeds the amount of any damages that such Underwriter has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute as provided in this Section 8(d) are several in proportion to their respective underwriting obligations and not joint.

(e) The Underwriters severally confirm and the CDM Parties acknowledge and agree that the statements regarding the delivery of the Units by the Underwriters set forth on the cover page of, and the concession and reallowance figures and the paragraph relating to “Stabilization, Short Positions and Penalty Bids” by the Underwriters appearing under the caption “Underwriting” in the most recent Preliminary Prospectus and the Prospectus are correct and constitute the only information concerning the Underwriters furnished in writing to the Partnership by or on behalf of the Underwriters specifically for inclusion in any Preliminary Prospectus, Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or in any amendment or supplement thereto or in any Non-Prospectus Road Show.

9. Defaulting Underwriters.  If, on any Delivery Date, any Underwriter defaults in the performance of its obligations under this Agreement, the remaining non-defaulting Underwriters shall be obligated to purchase the Units that the defaulting Underwriter agreed but failed to purchase on such Delivery Date in the respective proportions which the number of Firm Units set forth opposite the name of each remaining non-defaulting Underwriter in Schedule I hereto bears to the total number of Units set forth opposite the names of all the remaining non-defaulting Underwriters in Schedule I hereto; provided, however, that the remaining non-

defaulting Underwriters shall not be obligated to purchase any of the Units on such Delivery Date if the total number of Units that the defaulting Underwriter or Underwriters agreed but failed to purchase on such date exceeds 9.09% of the total number of Units to be purchased on such Delivery Date, and any remaining non-defaulting Underwriter shall not be obligated to purchase more than 110% of the number of Units that it agreed to purchase on such Delivery Date pursuant to the terms of Section 2. If the foregoing maximums are exceeded, the remaining non-defaulting Underwriters, or those other underwriters satisfactory to the Representatives who so agree, shall have the right, but shall not be obligated, to purchase, in such proportion as may be agreed upon among them, all the Units to be purchased on such Delivery Date. If the remaining Underwriters or other underwriters satisfactory to the Representatives do not elect to purchase the Units that the defaulting Underwriter or Underwriters agreed but failed to purchase on such Delivery Date, this Agreement (or, with respect to any Option Unit Delivery Date, the obligation of the Underwriters to purchase, and of the Partnership to sell, the Option Units) shall terminate without liability on the part of any non-defaulting Underwriter or any of the CDM Parties, except that the Partnership will continue to be liable for the payment of expenses to the extent set forth in Sections 6 and 11. As used in this Agreement, the term “Underwriter” includes, for all purposes of this Agreement unless the context requires otherwise, any party not listed in Schedule I hereto who, pursuant to this Section 9, purchases Units that a defaulting Underwriter agreed but failed to purchase.

Nothing contained herein shall relieve a defaulting Underwriter of any liability it may have to the CDM Parties for damages caused by its default. If other Underwriters are obligated or agree to purchase the Units of a defaulting or withdrawing Underwriter, either the Representatives or the Partnership may postpone the Delivery Date for up to seven full business days in order to effect any changes that in the opinion of counsel for the Partnership or counsel for the Underwriters may be necessary in the Registration Statement, the Prospectus or in any other document or arrangement.

10. Termination.  The obligations of the Underwriters hereunder may be terminated by the Representatives by notice given to and received by the Partnership prior to delivery of and payment for the Firm Units if, prior to that time, any of the events described in Sections 7(j), 7(k) or 7(l) shall have occurred or if the Underwriters shall decline to purchase the Units for any reason permitted under this Agreement.

11. Reimbursement of Underwriters’ Expenses.  If (a) the Partnership shall fail to tender the Units for delivery to the Underwriters by reason of any failure, refusal or inability on the part of any of the CDM Parties to perform any agreement on its part to be performed, or because any other condition of the Underwriters’ obligations hereunder required to be fulfilled by the CDM Parties is not fulfilled for any reason or (b) the Underwriters shall decline to purchase the Units for any reason permitted under this Agreement, the CDM Parties will reimburse the Underwriters for all reasonable out-of-pocket expenses (including fees and disbursements of counsel) incurred by the Underwriters in connection with this Agreement and the proposed purchase of the Units, and upon demand the CDM Parties shall pay the full amount thereof to the Underwriters, as appropriate. If this Agreement is terminated pursuant to Section 9 by reason of the default of one or more Underwriters, the CDM Parties shall not be obligated to reimburse any defaulting Underwriter on account of those expenses.

12. Research Analyst Independence.  Each of the CDM Parties acknowledges that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ research analysts may hold views and make statements or investment recommendations or publish research reports with respect to the Partnership or the offering of the Units that differ from the views of their respective investment banking divisions. Each of the CDM Parties hereby waives and releases, to the fullest extent permitted by law, any claims that the CDM Parties may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the CDM Parties by such Underwriters’ investment banking divisions. Each of the CDM Parties acknowledges that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.

13. No Fiduciary Duty.  Each of the CDM Parties acknowledges and agrees that in connection with this offering and sale of the Units or any other services the Underwriters may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Underwriters: (i) no fiduciary or agency relationship between any of the CDM Parties and any other person, on the one hand, and the Underwriters, on the other, exists; (ii) the Underwriters are not acting as advisors, expert or otherwise, to any of the CDM Parties, including, without limitation, with respect to the determination of the public offering price of the Units, and such relationship between the CDM Parties, on the one hand, and the Underwriters, on the other, is entirely and solely commercial, based on arms-length negotiations; (iii) any duties and obligations that the Underwriters may have to any of the CDM Parties shall be limited to those duties and obligations specifically stated herein; and (iv) the Underwriters and their respective affiliates may have interests that differ from those of the CDM Parties. Each of the CDM Parties hereby waives any claims that any such entity may have against the Underwriters with respect to any breach of fiduciary duty in connection with this offering of Units.

14. Notices.  All statements, requests, notices and agreements hereunder shall be in writing, and:

(a) if to any of the CDM Parties, shall be delivered or sent by mail, telex or facsimile transmission to such CDM Party at 20405 Tomball Parkway, Suite 310, Houston, Texas 77070, Attention: Richard W. Fairchild, Jr., Chief Financial Officer;

(b) if to the Underwriters, shall be delivered or sent by mail or facsimile transmission to Lehman Brothers Inc., 250 Vesey Street, 4 World Financial Center, New York, NY 10080, Attention: Syndicate Registration (Fax: 646-834-8133), with a copy, in the case of any notice pursuant to Section 8(c), to the Director of Litigation, Office of the General Counsel, Lehman Brothers Inc., 399 Park Avenue, 10th Floor, New York, New York 10022 (Fax: 212-520-0421) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, 299 Park Avenue, New York, New York 10171-0026, Attention: Syndicate Department.

Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof. The CDM Parties shall be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the Underwriters by the Representatives and the Underwriters shall be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the CDM Parties by the Partnership.

15. Persons Entitled to Benefit of Agreement.   This Agreement shall inure to the benefit of and be binding upon the Underwriters, the CDM Parties and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (A) the representations, warranties, indemnities and agreements of the CDM Parties contained in this Agreement shall also be deemed to be for the benefit of the directors, officers and employees of the Underwriters and each person or persons, if any, who control any Underwriter within the meaning of Section 15 of the Securities Act, and (B) the indemnity agreement of the Underwriters contained in Section 8(b) of this Agreement shall be deemed to be for the benefit of directors and managers of the General Partner, officers of the General Partner who have signed the Registration Statement and any person controlling any of the CDM Parties within the meaning of Section 15 of the Securities Act. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 15, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

16. Survival.  The respective indemnities, representations, warranties and agreements of the CDM Parties and the Underwriters contained in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall survive the delivery of and payment for the Units and shall remain in full force and effect, regardless of any investigation made by or on behalf of any of them or any person controlling any of them.

17. Definition of the Terms “Business Day” and “Subsidiary.”   For purposes of this Agreement, (a) “business day” means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close and (b) “subsidiary” has the meaning set forth in Rule 405 of the Rules and Regulations.

18. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

19. Counterparts.  This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

20. Headings.  The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

If the foregoing correctly sets forth the agreement among the CDM Parties and the Underwriters, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,
CDMR HOLDINGS, LLC

By:	Name
Title

CDM GP, LLC

By:	Name
Title

CDM RP GP, L.P.

By:	Name
Title

CDM RESOURCE PARTNERS, L.P.

By:	CDM RP GP, L.P., its general partner

By:	Name
Title

Company Signature Page
to Underwriting Agreement

CDM OLP GP, LLC

By:	CDM Resource Partners, L.P., its sole member

By:	CDM RP GP, L.P., its general partner

By:	Name Title

CDM RESOURCE MANAGEMENT, LTD.

By:	CDM OLP GP, LLC, its general partner

By:	CDM Resource Partners, L.P., its sole member

By:	CDM RP GP, L.P., its general partner

By:	Name Title

Lehman Brothers Inc.
Merrill Lync	h, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co. Wachovia Capital Markets, LLC Tudor, Pickering & Co. Securities, Inc.

Accepted:

For themselves and as Representatives
of the several Underwriters named
in Schedule I hereto:

By: LEHMAN BROTHERS INC.

By:	Authorized Representative

By:	MERRILL LYNC	H, PIERCE, FENNER & SMITH INCORPORATED

By:	Authorized Representative

Representatives’ Signature Page
to Underwriting Agreement

SCHEDULE I

Number of Firm
Units to be Purchased

Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
Wachovia Capital Markets, LLC
Tudor, Pickering & Co. Securities, Inc.

7,000,000

Schedule I

SCHEDULE II

[Persons or Entities to Sign Lock-Up Agreement]

Schedule II

SCHEDULE III

Additional Information in Pricing Disclosure Package

1.	Number of Units:

2.	Price to the Public:

Schedule III

EXHIBIT A

[FORM OF OPINION OF VINSON & ELKINS L.L.P.]

A-1

EXHIBIT B

[FORM OF LOCK-UP AGREEMENT]

B-1